EXHIBIT 99

BLACK HILLS CORPORATION REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

RAPID CITY, SD—August 9, 2004—Black Hills Corporation (NYSE: BKH) reported net income of $11.4 million for the three-month period ended June 30, 2004, or $0.35 per share, compared to $16.6 million or $0.54 per share for the three months ended June 30, 2003. For the six-month period ended June 30, 2004, net income was $21.1 million, or $0.65 per share, compared to $30.7 million, or $1.05 per share for the six months ended June 30, 2003.

        Income from continuing operations was $9.6 million for the three-month period ended June 30, 2004, or $0.29 per share, compared to $13.5 million, or $0.44 per share for the same period ended June 30, 2003. For the six-month period ended June 30, 2004, income from continuing operations was $19.5 million, or $0.60 per share, compared to $29.2 million, or $1.00 per share for the same period ended June 30, 2003.

        Compared to the second quarter of 2003, financial performance in the second quarter of 2004 was lower due to the following factors:

•	a $4.0 million, or $0.12 per share, decrease in power generation earnings, due primarily to decreases in earnings from certain power fund investments and at our Las Vegas Cogeneration II power plant related to the termination of the Allegheny contract and replacement with a new long-term tolling agreement that was effective April 1, 2004, offset in part by earnings increases at other power generation facilities;

•	a $2.9 million, or $0.09 per share, decline in electric utility earnings, due primarily to increased purchased power and maintenance expense related to scheduled and unscheduled plant outages, partially offset by an increase in firm system and off-system electric sales; and

•	a $1.8 million, or $0.06 per share decrease in oil and gas earnings, primarily due to a revenue accrual correction.

        Second quarter 2004 results were positively affected by energy marketing results, due to the effect of a $3 million settlement which reduced earnings in the second quarter of 2003, and by improved results at our coal mining and communication segments.

        David R. Emery, President and CEO of Black Hills, said, “In the second quarter, we dealt with a variety of challenges in several business segments. We are addressing these issues and believe they had only a temporary effect on results. Our oil and gas operations in New Mexico were hindered by delays in obtaining drilling permits and in the construction of gathering pipelines and compression stations. These obstacles have been largely resolved, giving us reason to expect production to increase up to 50 percent in the remainder of 2004 compared to the first half of this year. Our energy marketing operations continue to increase daily average gas volumes, but we experienced lower-than-expected margins in the second quarter. Based on our current marketing book, we expect gross margins to improve in the latter half of 2004. Historically, our power plants have demonstrated enviable records for availability and reliability, and as outages occur, we have been successful in returning our operations to normal as quickly as possible. In addition, we have completed our planned maintenance program in advance of the summer peaking season.”

        Emery said, “From a broader and longer-term perspective, we continue to seek opportunities to augment our energy business lines, where we excel in producing energy commodities and providing customer-focused, contracted energy services. We have increased our natural gas reserves and production and are making progress on our pending acquisition of Cheyenne Light Fuel & Power. Yet, our goals for other new projects have not been attained. Consequently, we have adjusted our capital expenditure forecast to reflect current market conditions and expectations. We will continue to pursue long-term growth opportunities while we maintain a solid balance sheet, prudent risk management and strong cash flows.”

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Wholesale Energy	$228,992	$238,284	$452,929	$477,294
Electric Utility	39,788	39,186	81,414	82,935
Communications	11,418	11,773	19,874	20,459
Corporate	157	--	466	--

	$280,355	$289,243	$554,683	$580,688

Net income (loss) available
for common stock:
Continuing operations -
Wholesale Energy	$8,961	$11,163	$16,290	$22,260
Electric Utility	1,810	4,721	6,848	11,420
Communications	(169)	(433)	(1,953)	(2,242)
Corporate	(1,050)	(1,944)	(1,639)	(2,235)

	9,552	13,507	19,546	29,203
Discontinued operations (a)	1,963	3,153	1,755	4,314
Change in accounting principles	--	--	--	(2,680)

	11,515	16,660	21,301	30,837
Less: preferred stock dividends	(78)	(57)	(166)	(114)

	$11,437	$16,603	$21,135	$30,723

Weighted average common shares
outstanding:
Basic -	32,404	30,582	32,348	28,822
Diluted -	32,951	31,128	32,884	29,295
Earnings per share:
Basic -
From continuing operations	$0.29	$0.44	$0.60	$1.01
Total	$0.35	$0.54	$0.65	$1.07
Diluted -
From continuing operations	$0.29	$0.44	$0.60	$1.00
Total	$0.35	$0.54	$0.65	$1.05

(a)

Discontinued operations in 2004 represent the operations of our 40 MW Pepperell power plant, our last power plant in the Eastern region, which is currently held for sale, and Landrica Development Corp., which was sold on May 21, 2004. Discontinued operations in 2003 represent the Pepperell plant as well as operations of our hydroelectric power plants located in upstate New York, which were sold on September 30, 2003 and Landrica Development Corp., which was sold on May 21, 2004.

BUSINESS GROUP QUARTERLY PERFORMANCE SUMMARY

Wholesale Energy

        Income from continuing operations from the Wholesale Energy business group for the three-month period ended June 30, 2004 was $9.0 million, compared to $11.2 million in 2003. Business segment results are as follows:

•	Energy marketing income from continuing operations was $1.6 million in 2004 compared to a loss of $1.5 million in 2003. Results increased primarily due to the effect in 2003 of a $3 million settlement. Operations in 2004 were positively affected by a 35 percent increase in average daily gas volumes, offset by a 10 percent decrease in average gas margins received.

•	Oil and gas income from continuing operations decreased in 2004 to $0.8 million, compared to $2.6 million in 2003. Results include a $2.5 million revenue accrual correction. Overall production, on a thousand cubic feet equivalent basis, increased 12 percent, and average prices received were 4 percent higher for natural gas and 9 percent lower for oil. Operating expenses increased 12 percent, primarily due to additional operations at the Mallon properties.

•	Coal mining income from continuing operations increased to $1.4 million in 2004, compared to $0.9 million in 2003 as a result of lower production and general and administrative costs offset in part by lower revenues due to outages at power plants fueled by our coal.

•	Power generation income from continuing operations was $5.2 million, compared to $9.2 million in 2003. The decrease resulted from lower revenues from our Las Vegas facility now under a new tolling agreement, limited dispatch of our Gillette gas turbine, lower earnings from certain power fund investments due primarily to impacts of unrealized mark-to-market adjustments under the funds’ fair value method of accounting, and higher depreciation costs, primarily related to the Wygen plant, partially offset by lower interest expense from debt reduction from the proceeds of an asset sale and contract termination.

        The following tables contain certain Wholesale Energy operating statistics:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Coal mining:
Tons of coal sold	1,071,100	1,126,800	2,274,700	2,270,300
Oil and gas production:
Mcf equivalent sales	2,939,300	2,631,265	6,019,500	4,552,737
Energy marketing
average daily volumes:
Natural gas-MMBtus	1,552,800	1,151,200	1,577,100	1,169,600
Crude oil-barrels	51,000	62,400	50,600	60,200

	June 30,
	2004	2003
Oil and gas reserves:
Bcf equivalent reserves (a)	155.5	142.2
IPP Nameplate Net Capacity:
In service-MW(b)	1,004	1,046

(a)

Reserves are based on an internal update of year-end independent reserves studies, which reflect year-to-date activity and an oil price of $37.05 per barrel and a natural gas price of $6.16 per Mcf as of June 30, 2004 and $30.18 per barrel and $5.33 per Mcf as of June 30, 2003.

(b)	Capacity in service includes 40 MW (Pepperell) and 82 MW (Pepperell and hydroelectric) in 2004 and 2003, respectively, which are currently reported as “Discontinued operations.”

Electric Utility

        Income from continuing operations from our electric utility decreased $2.9 million to $1.8 million in 2004, compared to 2003. The decrease was primarily due to increased purchased power and maintenance expenses – primarily related to scheduled and unscheduled plant outages, increased health insurance expense and allocated corporate costs, partially offset by an increase in firm system and off-system electric sales and a decrease in fuel expense.

        The following table provides certain electric utility operating statistics:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Firm (system) sales-MWh	451,000	447,400	964,300	952,900
Off-system sales-MWh	259,600	234,100	461,900	479,800

Communications

        The communications business group’s net loss was $0.2 million for 2004, compared to a net loss of $0.4 million in 2003, as revenues from an increased business customer base, compared to 2003, were offset by temporary discounts granted in response to a local competitor’s aggressive pricing campaign. In addition, reduced property tax accruals and a decrease in operations and maintenance expense were partially offset by increased corporate cost allocations.

        The following table provides certain communications operating statistics:

	June 30,	December 31,	June 30,
	2004	2003	2003
Residential customers	23,562	23,878	23,400
Business customers	3,247	3,012	2,778
Business access lines	12,667	12,023	11,271

Corporate

Corporate losses decreased $0.9 million, as increased interest expense was offset by increased cost allocations to subsidiary companies.

CAPITAL EXPENDITURES FORECAST REVISED

        During the six months ended June 30, 2004, the Company’s capital expenditures were $38.6 million. Due to limited investment opportunities that meet our investment return criteria, we have revised our capital forecast. For 2004, we now expect to spend $179.9 million in capital, including our pending acquisition of Cheyenne Light Fuel & Power. In 2005, we expect to spend $184.8 million, of which $93.9 million is for new projects or acquisitions, and in 2006, we expect to spend $206.3 million, with $105.0 million invested in new projects or acquisitions. Previously, we expected to invest $312.3 million, $278.7 million and $267.9 million in 2004, 2005 and 2006, respectively, of which approximately $200 million per year was anticipated for investment in new opportunities. For more details, see the Company’s Form 10-Q for the quarter ended June 30, 2004, which was filed today with the U.S. Securities and Exchange Commission.

QUARTERLY CONFERENCE CALL

        A conference call will be held tomorrow, Tuesday, August 10, 2004, beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (888) 428-4473. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Conference Call.” A replay of the conference call is available through August 17, 2004 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 739979.

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company. Black Hills Energy, the wholesale energy unit, generates electricity, produces natural gas, oil and coal, and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet, and cable entertainment services.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things:

•	The amount and timing of capital deployment in new investment opportunities;

•	The timing of production from oil and gas development facilities, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of building, environmental and other permits, and the availability of specialized contractors, work force, equipment, and prices of and demand for our products;

•	General economic and political conditions, including tax rates or policies and inflation rates;

•	Our use of derivative financial instruments to hedge commodity and interest rate risks;

•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;

•	The amount of collateral required to be posted from time to time in our transactions;

•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;

•	The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	Weather and other natural phenomena;

•	The extent of success in connecting natural gas supplies to gathering and processing systems;

•	Industry and market changes, including the impact of consolidations and changes in competition;

•	The effect of accounting policies issued periodically by accounting standard-setting bodies;

•	The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions;

•	Capital market conditions, including price risk due to marketable securities held as investments in benefit plans; and

•	Other factors discussed from time to time in our filings with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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